EXHIBIT 99.1

ZION OIL & GAS APPLIES FOR JOSEPH EXPLORATION LICENSE

Caesarea, Israel - June 26, 2007 - Zion Oil & Gas, Inc. (Amex: ZN), of Dallas, Texas and Caesarea, Israel, announced today that, on June 26, 2007, Zion filed an application with the Israeli Petroleum Commissioner for a petroleum exploration license, tentatively denominated the Joseph License, on approximately 85,000 acres south of Zion's 78,800 acre Asher-Menashe License. The original term of the license applied for is three years, extendable to seven years in accordance with the terms of the Israeli Petroleum Law, if required. The acreage subject to application comprises approximately 85% of the land of Zion's previously held Ma'anit-Joseph License and includes both the Ma'anit structure on which Zion's Ma'anit #1 well was drilled and Zion plans to drill the Ma'anit-Rehoboth #2 well, and the Joseph prospect. Approximately 15% of the previously held Ma'anit-Joseph License was not applied for as Zion's geological team determined that the top of the Triassic was below 6,000 meters and therefore less economically viable for prospecting purposes.

The application also included a proposed timetable for drilling of the Ma'anit-Rehoboth # 2 well.

Zion's application is subject to the review and approval of the Israel Petroleum Commissioner, in consultation with the Petroleum Council. Representatives of the company have already had preliminary discussions with the Israeli Petroleum Commissioner regarding the filing and reasonably expect that the application will be acted upon by the Petroleum Council no later than October 2007.

Mr. Richard Rinberg, Zion's Chief Executive Officer, said today that: "Zion's application today for the Joseph Exploration License moves our exploration plans forward and takes us closer to the drilling of our next well, for which we continue to plan, source and purchase equipment and inventory."

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel.

In the event of a commercial discovery, following recovery of certain exploratory costs, Zion intends to donate 6% of its gross revenues from its Israeli petroleum rights to two charitable trusts to be established by Zion, one in Israel and one in the U.S.

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion's future operations and future actions of the Petroleum Commission are forward-looking statements as defined in the "Safe Harbor'' provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion's home page may be found at: www.zionoil.com

Contact:

Sandy Green
Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
214-221-4610
Email: sandy@zionoil.com